Exhibit 99.1

KMG Chemicals, Inc.
9555 W. Sam Houston Parkway South
Suite 600
Houston, TX 77099
USA

KMG Names James Gentilcore to Board of Directors

HOUSTON, Texas—May 21, 2014—KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, today announced that its Board of Directors has elected James Gentilcore to the Board, effective May 19, 2014. Mr. Gentilcore will serve as a member of the Corporate Governance and Risk Oversight Committees.

“We are pleased to welcome Jim Gentilcore to KMG’s Board of Directors. Jim is a respected industry veteran, with extensive Board and CEO experience in leading and growing successful technology companies. Jim’s market knowledge and insights will be of tremendous value as we pursue our long-term growth strategy,” said Chris Fraser, chairman and chief executive officer of KMG.

Most recently, Mr. Gentilcore was the chief executive officer of Edwards Group, a Nasdaq-listed, leading UK-based technology company that merged with Atlas Copco in January 2014. Mr. Gentilcore has served as a Board member of Edwards Group since 2007, and currently sits on the Boards of Entegris, a Nasdaq-listed company that specializes in purifying, protecting and transporting critical materials used in the semiconductor and other high-tech industries, and Milacron LLC, a private equity-owned company in the plastics processing field. Mr. Gentilcore also serves as an executive advisor to CCMP Capital Advisors LLC, a global private equity firm specializing in buyouts and growth equity.

From 2009 until 2011, Mr. Gentilcore was CEO of Epac Technologies, Inc., a venture capital-funded leader in logistics solutions for technology companies. Prior to his position at Epac Technologies, Mr. Gentilcore was the CEO of Helix Technology Corporation, a Nasdaq-listed company, and led its merger with Brooks Automation in 2005, where he continued as COO of the combined company. Mr. Gentilcore holds an MBA from Lehigh University and an undergraduate Engineering degree from Drexel University.

About KMG Chemicals, Inc.

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Phone: 713-600-3800 • Fax: 713-600-3850

www.kmgchemicals.com • NYSE: KMG

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

eglover@kmgchemicals.com

Main: 713-600-3800 • Fax: 713-600-3850

www.kmgchemicals.com • NYSE: KMG